Exhibit 8.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

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June 16, 2015

Rosetta Resources Inc.

1111 Bagby Street, Suite 1600

Houston, TX 77002

Re:	Agreement and Plan of Merger, dated as of May 10, 2015

Ladies and Gentlemen:

We have acted as special tax counsel to Rosetta Resources Inc., a Delaware corporation (“Rosetta”), in connection with (i) the proposed merger (the “Merger”) of Bluebonnet Merger Sub Inc., a Delaware corporation (“Merger Sub”) and an indirect, wholly owned subsidiary of Noble Energy, Inc., a Delaware corporation (“Noble”), with and into Rosetta and (ii) the proposed merger (the “Second-Step Merger” and, together with the Merger, the “Integrated Mergers”) of Rosetta with and into NBL Texas, LLC, a Delaware limited liability company (“NBL Texas”) and an indirect, wholly owned subsidiary of Noble, as contemplated by the Agreement and Plan of Merger dated as of May 10, 2015, by and among Noble, Merger Sub and Rosetta (the “Merger Agreement”). This opinion is being delivered in connection with the Registration Statement on Form S-4 (File No. 333-204592) (as amended through the date hereof, the “Registration Statement”) initially filed by Noble, including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Merger Agreement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Merger Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement and the proxy statement/prospectus, (iii) the respective tax representation letters of Noble and Rosetta, each delivered to us for purposes of this opinion (the “Representation Letters”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

June 16, 2015

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Integrated Mergers) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Integrated Mergers will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the proxy statement/prospectus, and the Integrated Mergers will be effective under the laws of the State of Delaware;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time of the Integrated Mergers, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time of the Integrated Mergers;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Integrated Mergers, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the proxy statement/prospectus.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Registration Statement and the proxy statement/prospectus constituting part of the Registration Statement, we are of the opinion that the Integrated Mergers will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

June 16, 2015

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Integrated Mergers. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.	No opinion is expressed as to any transaction other than the Integrated Mergers as described in the Merger Agreement or to any matter whatsoever, including the Integrated Mergers, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement, the proxy statement/prospectus and the Representation Letters, are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “U.S. Federal Income Tax Consequences.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP